Exhibit 99.1

For Immediate Release

PLx Pharma Inc. Announces Completion of $15 Million Convertible Preferred Stock Financing

Houston, Texas, February 20, 2019 — PLx Pharma Inc. (NASDAQ: PLXP) (“PLx” or the “Company”), a late-stage specialty pharmaceutical company focused on commercializing two patent-protected products, Vazalore™ 325 mg and Vazalore™ 81 mg (referred to together as “Vazalore”™), announced that at its reconvened special meeting of stockholders, held February 19, 2019, the stockholders approved an amendment to the Company’s Amended Certificate of Incorporation to authorize 1,000,000 shares of “blank check” preferred stock (Proposal 1) and the issuance of more than 20% of the Company’s common stock pursuant to a private placement transaction with certain accredited investors and a change of control for purposes of NASDAQ Listing Rule 5635 (Proposal 2). Upon this stockholder approval, the Company has today completed the $15 million convertible preferred stock financing by investment funds affiliated with Park West Asset Management LLC.

“We are extremely pleased with this outcome and would like to thank our shareholders for their ongoing support. This funding will enable us to advance Vazalore forward as a potential new standard of care,” said Natasha Giordano, President and Chief Executive Officer of PLx Pharma.

JMP Securities LLC acted as sole placement agent for the offering.

Please refer to the Company’s Form 8-K, filed with the U.S. Securities and Exchange Commission on December 21, 2018, for a description of the terms of the convertible preferred stock transaction.

This release does not constitute an offer to sell or the solicitation of an offer to buy any security. The shares offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States or any state thereof absent registration under the securities act and applicable state securities laws or an applicable exemption from registration

About Vazalore
Vazalore 325 mg is an FDA-approved aspirin product being developed to provide high-risk cardiovascular and stroke patients with more reliable and predictable antiplatelet efficacy as compared to enteric-coated aspirin, while also reducing the adverse gastric events common in an acute setting. PLx is focused on manufacturing, scale-up and label finalization for Vazalore 325 mg aspirin dosage form and preparing an sNDA for Vazalore 81 mg maintenance dose form.

About PLx Pharma Inc.
PLx Pharma Inc. is a late-stage specialty pharmaceutical company focused on developing its clinically validated and patent-protected PLxGuard™ delivery system to provide effective and safe aspirin products. The PLxGuard delivery system works by targeting delivery of active pharmaceutical ingredients (API) to various portions of the gastrointestinal (GI) tract. PLx believes this has the potential to improve the absorption of many drugs currently on the market or in development, and to reduce GI side effects—including erosions, ulcers and bleeding—associated with aspirin and ibuprofen, and potentially other drugs.

To learn more about PLx Pharma Inc. and its pipeline, please visit www.plxpharma.com.

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this news release made by representatives of PLx relating to matters that are not historical facts, including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of PLx’s product candidates and the sufficiency of PLx’s cash and other capital resources, PLx’s ability to fund its operations, the continued development by PLx of Vazalore are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the U.S. or abroad, or PLx’s ability to fund such efforts with or without partners. PLx undertakes no obligation to update any of these statements. In addition, there can be no assurance that PLx will be able to reduce expenses, capitalize on strategic alternatives, develop its assets, and generate value for stockholders. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in PLx’s filings with the SEC, including those discussed in PLx’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and periodic reports filed on Form 8-K.

Contact

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: PLx Pharma Inc.